Exhibit (a)(4)

XL CAPITAL LTD
(the “Company”)

FORM OF ELECTION WITHDRAWAL NOTICE

To XL Capital Ltd:

I previously received a copy of the Company’s offering materials filed with the Securities and Exchange Commission on Schedule TO on June 6, 2006 (the “offering materials”), and signed and returned the Letter of Transmittal, in which I elected to tender all of my eligible securities. I now wish to withdraw that election in its entirety. I understand that by signing this Notice and delivering it to the Company in accordance with the terms set forth in the offering materials, none of my eligible securities will be exchanged and will instead continue to be governed by the Company’s Amended and Restated 1991 Performance Incentive Program and/or the Company’s 1999 Performance Incentive Program and the relevant agreement(s) between the Company and me.

I have completed and signed this Notice exactly as my name appears on my original Letter of Transmittal.

Date:	_____________	__________________________________
Signature

Name:__________________________________
(Please Print)